Exhibit 99.1

Pinterest Q4 2019 and Full Year 2019 Letter to Shareholders
February 6, 2020
Q419 and FY19 Highlights
•Our Q4 revenue grew 46% year over year to $400 million. We exceeded $1 billion in revenue for the first time as a company as 2019 revenue grew 51% year over year to $1.14 billion.
•Our Q4 GAAP net loss was $36 million and was $1.36 billion for 2019. We were profitable on a non-GAAP basis in both Q4 and 2019. Our Q4 Adjusted EBITDA was $77 million and for 2019 was $17 million.
•Global MAUs grew 26% year over year to 335 million in Q4 as we grew MAUs to new highs in both the U.S. and international geographies.
Q419 Business Highlights
Pinner Experience
Shopping
We continued to build the foundations for a great shopping experience on Pinterest by increasing the number of reliable product pins in our corpus. Catalog feed uploads increased 70% sequentially in Q4, and clicks on reliable product pins are up 2X year over year.
We are also making it much easier to discover and buy the products within the inspiring scenes people discover on Pinterest. In Q4 we improved and simplified shopping closeups to create better usability and comprehension, and more Pinners are utilizing shopping surfaces than ever before.
Online shopping is more inspiring when consumers trust sellers. In the coming months, we’re planning to launch the Pinterest Verified Merchants (VMP) Program, which will be focused initially on fashion and home decor. Pinners will see VMP checkmarks next to all merchants in the program so they’ll know they’re browsing and shopping from a brand that meets our guidelines. Merchants in the VMP will further benefit from comprehensive GMV reporting, which we expect to launch this spring.
We’re also taking the guesswork out of shopping for beauty products. Our new augmented reality feature ― Try On powered by Lens ― enables the millions who come to Pinterest for beauty inspiration every month to try on different lipstick shades and then buy the one that works best for them. We’re starting with lipstick, but you’ll see more Try On launches from us in the future.
Content
We continue to invest to make Pinterest a great platform to discover and interact with high-quality content. Video is a good example of this: there were 6x as many video views in 2019 than in 2018. In Q4, we launched video reactions for iOS and Android, giving Pinners a new way to engage with videos on the service.
We also continue to help users discover more relevant content on Pinterest. In Q4, we launched More Ideas on top of the home feed, which allows Pinners to engage more deeply in their existing areas of interest. And we rolled out a machine learning improvement that resulted in long click and repin increases in visual search results.
Finally, we remain committed to the well-being of our users. Our compassionate search experience launched in nine additional countries: UK, Ireland, Canada, Australia, Singapore, India, the Philippines, Hong Kong and New Zealand in Q4. This experience includes evidence-based emotional well-being activities Pinners can do right from our app to improve their mood by searching #pinterestwellbeing.
Core app improvement
In Q3, we announced we were in the final stages of a redesign that modernized and reorganized the app to support our future strategic initiatives. That effort is now complete and we continue to see a neutral impact to both engagement and to revenue.

We’ve also continued to roll out the Pinterest Lite version for Android, which is now available in 20 LatAm countries compared to five at the end of Q3. This is an option for people who want a faster download on slower internet. We will roll out Pinterest Lite to the rest of the world later in Q1.
Finally, we’ve made significant strides in improving load time for Pinners this year: home feed wait time improved by more than 20% in 2019. This is particularly important for Pinners in countries with slower internet speeds, where long load times can significantly discourage engagement.
Pinterest for Business
Ad Products
Our conversion optimization product performed especially well in Q4. Product improvements as well as improved conversion visibility led to increased adoption and over 150% year-over-year growth in conversion optimization revenue in Q4.
Our efforts in shopping have also benefited advertisers. Revenue from shopping ads grew over 100% from H1 to H2; the number of monthly active advertisers buying shopping ads increased by 125% in the same period. Our dynamic retargeting product that was improved in Q3 had particularly strong uptake and performance.
We continued to make improvements to our ad products across the board, especially for video. Standard-width video ads are now available on desktop and video content creation is much easier after we enabled trim and crop functionality in our PinBuilder tool.
In 2020, one of our priorities is to make advertising on Pinterest more automated and easier to use and scale. To this end, we recently launched automatic bidding for traffic objectives, which is designed to spend the entirety of an advertiser’s budget on our platform with the lowest possible cost per click.
Measurement
We continue to make progress on conversion visibility. In Q4, attributed conversions grew 2.5X year over year. We’ve been driving adoption of the Pinterest Tag since Q2, and, in Q4, created a tool to improve the quality of tag integrations. Some advertisers whose tags were optimized saw a double-digit percent improvement in conversion visibility. We anticipate this program will grow in H1.
We’re also helping advertisers choose optimal attribution windows for their Pinterest campaigns. Pinterest Conversion Analysis (PCA) systematically shows advertisers how longer attribution windows allow them to measure more conversions by aligning with the upper- and mid-funnel behavior of Pinners. The early success of this program has motivated our teams to begin building it into our measurement suite of self-serve tools.
Finally, we have begun to use historical sales and conversion patterns to offer concrete guidance for our advertisers. We used this knowledge successfully in Q4 to aid in media planning efforts, encouraging brands to spend earlier to influence Pinners as they plan for the holidays.

Q419 Financial Highlights
Q4 revenue grew 46% year over year to $400 million. We saw particular strength from conversion optimization ad products and CPG advertisers. Global MAUs grew 26% year over year to 335 million. Our GAAP net loss was $36 million or (9)% of revenue. We were profitable on a non-GAAP basis. Our Adjusted EBITDA was $77 million, resulting in an EBITDA margin of 19%. Our EBITDA margin was flat year over year as we delivered a brand and comprehension marketing campaign in select cities and continued to make investments in headcount.
Users
MAUs (monthly active users) at quarter-end were 335 million, representing growth of 26% year over year. We once again grew MAUs to new highs in both the U.S. and international geographies.
By region:
•U.S. MAUs were 88 million, an increase of 8% year over year compared to 82 million at the end of the previous year.
•International MAUs were 247 million, an increase of 35% year over year in comparison to the 184 million at the end of the previous year.
Revenue
Total revenue was $400 million, an increase of 46% year-over-year compared to Q418. Our performance was driven by a combination of international and U.S. growth. We experienced particularly strong growth from our conversion optimization products (due to investments we have made in our conversion optimization capabilities through the year combined with higher seasonal conversions in Q4) as well as from CPG advertisers. Over the past several quarters, we have been able to diversify our revenue across advertisers.
By region1:
•Total U.S. revenue was $350 million, an increase of 36% year over year. U.S. revenue growth was largely driven by ARPU expansion and also supported by growth in MAUs. By product, conversion optimization products continued to scale and grew over 150% year-over-year in Q4. Growth was also driven by advertisers from CPG and emerging verticals. Finally, we saw strength from seasonal moments during the quarter.
•Total international revenue was $50 million or 13% of revenue, an increase of 202% year over year and compared to 6% of revenue in Q418. International revenue growth was driven by an increase in ARPU and supported by growth in international MAUs.
ARPU
Global ARPU grew 15% year over year to $1.22, compared to $1.06 in Q418. An increase in advertising demand from advertisers on our platform drove higher ARPU year over year globally. The number of active advertisers more than doubled year over year, representing the highest rate of growth in over three years. We remain focused on expanding our diversity of advertisable content. Doing so helps us serve the most relevant commercial content to our users, which we believe will support higher pricing over time. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
By region:
•U.S. ARPU was $4.00, an increase of 26% year over year.
•International ARPU was $0.21, an increase of 122% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
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1 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

Expenses
Total costs and expenses were $443 million, including $113 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 93% year over year due to an increase in SBC following our April 2019 IPO. Total non-GAAP costs and expenses2 were $331 million, representing 83% of revenue compared to 83% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 46% year over year, reflecting headcount growth to improve our user experience and core technology and increasing our sales coverage as well as brand marketing. Our loss from operations totaled $43 million, or (11)% of revenue, compared to income of $44 million and 16% for the same period in 2018. Non-GAAP income from operations2 was $69 million, or 17% of revenue, compared to income of $47 million, or 17% for the same period in 2018.
Costs and expenses
•Cost of revenue was $96 million or 24% of revenue, down from 25% in the year-ago quarter. The decrease as a percent of revenue was due to growth in revenue partially offset by an increase in higher absolute hosting costs due to user growth. Non-GAAP cost of revenue was $94 million or 24% of revenue, down from 25% in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher ARPU and overall revenue, partially offset by an increase in absolute hosting costs.
•Research and development expenses were $165 million, up 148% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 43% year over year to $92 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.
•Sales and marketing expenses were $128 million, up 76% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 54% year over year to $112 million. The growth was due to an increase in marketing expenses and higher headcount, which drove higher personnel and facilities-related costs.
•General and administrative expenses were $54 million, up 146% year over year, driven by an increase in SBC following our April 2019 IPO. On a non-GAAP basis, expenses grew 51% year over year to $33 million. The growth was due to higher headcount, which drove higher personnel and facilities-related costs.
Share-based compensation expense was $112 million in Q419 compared to $2 million in Q418. Until our IPO, our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO. Because our IPO was completed in April 2019, we did not record any share-based compensation expense for RSUs in periods prior to our IPO in Q219. As of December 31, 2019, we had $635 million of unrecognized share-based compensation expense, which we expect to recognize over a weighted-average period of 3.2 years.
Net income (loss) and Adjusted EBITDA3
Net loss was $36 million or (9)% of revenue, compared to income of $47 million, or 17% for the same period in 2018. Non-GAAP net income2 was $77 million, or 19% of revenue, compared to $49 million, or 18% for the same period in 2018.
Adjusted EBITDA3 was $77 million, or 19% of revenue, compared to the year-ago quarter Adjusted EBITDA of $52 million, or 19% of revenue. Our EBITDA margin was flat year over year as we delivered a brand and comprehension marketing campaign in select cities and continued to make investments in headcount.
Balance sheet and cash flows
•We ended the quarter with approximately $1.71 billion in cash, cash equivalents, and marketable securities.
•Net cash provided by operating activities for the twelve months ended December 31, 2019 was $1 million, an improvement from $(60) million in the same period last year.
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2 This non-GAAP financial measure excludes share-based compensation (SBC) and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”
3 This non-GAAP financial measure excludes SBC, depreciation and amortization expense, interest income, interest expense and other income (expense), net and provision for income taxes. For more information on this, please see “About non-GAAP financial measures.”

2019 Financial Highlights
Total revenue for 2019 was $1.14 billion, an increase of 51% year-over-year compared to 2018. Revenue growth was driven by an increase in advertising demand from new advertisers and to a lesser extent existing advertisers. This mix largely reflects higher growth from international markets and advertisers. Higher demand resulted in an increase year over year in the number of advertisements served as well as an increase in the price of advertisements, but the impact of the latter was not significant. Revenue from conversion optimization and video ad products contributed to growth.
Net loss for 2019 was $1.36 billion or (119)% of revenue, compared to a loss of $63 million, or (8)% for 2018. The decline in net loss was driven by an increase in SBC following our April 2019 IPO. Non-GAAP net income was $18 million, or 2% of revenue, compared to a loss of $47 million, or (6)% for 2018.
Adjusted EBITDA for 2019 was $17 million, or 1% of revenue, compared to 2018 Adjusted EBITDA of $(39) million, or (5)% of revenue.

Guidance
For 2020, we expect:
•Total revenue up to $1.52 billion.
•Adjusted EBITDA margin to be flat to up slightly compared to 2019 Adjusted EBITDA margin of 1%.4
We expect revenue to grow up to 33% in 2020 compared to full-year 2019. We continue to see significant opportunity to scale our business in the U.S. and internationally. We expect to continue to grow users in both geographies. Consistent with trends in recent years, we expect to grow international users at a faster pace.
Our strategic priorities for 2020 include content, ads diversification, use case expansion and shopping. We will invest in these in the coming year, in addition to continued investments in sales coverage and R&D talent to support the Pinner and business initiatives. R&D efforts will continue to focus on our advertiser, measurement and creative tools. We intend to expand our international headcount further and scale our comprehension and brand marketing efforts in 2020. We think these investments will support long-term growth and continue to build the foundations for a more scalable business over time.
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4 With respect to projected 2020 Adjusted EBITDA margin, we are unable to prepare a quantitative reconciliation of the projected 2020 Adjusted EBITDA in the calculation of projected 2020 Adjusted EBITDA margin without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net income (loss), the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors. For more information on this non-GAAP financial measure, please see "―About non-GAAP financial measures."

Closing
We will host a Q&A webcast at 2:30pm Pacific time/5:30pm Eastern time today to discuss these results. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to attract and retain Pinners and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; our ability to protect our intellectual property; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with the hosting services we use and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Annual Report on Form 10-K for the year ended December 31, 2019, which are available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the attachments is as of February 6, 2020. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income (loss) exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income (loss) attributable to common stockholders is calculated by subtracting any non-GAAP net income allocated to participating securities from non-GAAP net income (loss). Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) attributable to common stockholders by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to evaluate our operating results and for financial and operational decision-making purposes. We believe these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present these non-GAAP financial measures to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share rather than net loss, net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
With respect to projected 2020 Adjusted EBITDA margin, we are unable to prepare a quantitative reconciliation of the projected 2020 Adjusted EBITDA in the calculation of projected 2020 Adjusted EBITDA margin without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net income (loss), the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "—Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter to shareholders.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$649,666	$122,509
Marketable securities	1,063,679	505,304
Accounts receivable, net of allowances of $2,851 and $3,097 as of December 31, 2019 and 2018, respectively	316,367	221,932
Prepaid expenses and other current assets	37,522	39,607
Total current assets	2,067,234	889,352
Property and equipment, net	91,992	81,512
Operating lease right-of-use assets	188,251	145,203
Goodwill and intangible assets, net	14,576	14,071
Restricted cash	25,339	11,724
Other assets	5,925	10,869
Total assets	$2,393,317	$1,152,731
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$34,334	$22,169
Accrued expenses and other current liabilities	141,823	86,258
Total current liabilities	176,157	108,427
Operating lease liabilities	173,392	151,395
Other liabilities	20,063	22,073
Total liabilities	369,612	281,895

Commitments and contingencies

Redeemable convertible preferred stock, $0.00001 par value; no shares authorized, issued or outstanding as of December 31, 2019; 928,676 shares authorized, 308,373 shares issued and outstanding as of December 31, 2018; aggregate liquidation preference of $1,466,902 as of December 31, 2018	—	1,465,399

Stockholders’ equity (deficit):
Common stock, $0.00001 par value, no shares authorized, issued or outstanding as of December 31, 2019; 1,932,500 shares authorized, 127,298 shares issued and outstanding as of December 31, 2018	—	1
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 360,850 shares issued and outstanding as of December 31, 2019; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 209,054 shares issued and outstanding as of December 31, 2019; no shares authorized, issued or outstanding as of December 31, 2018 for either class	6	—
Additional paid-in capital	4,229,778	252,212
Accumulated other comprehensive income (loss)	647	(1,421)
Accumulated deficit	(2,206,726)	(845,355)
Total stockholders’ equity (deficit)	2,023,705	(594,563)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$2,393,317	$1,152,731

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$399,898	$273,184	$1,142,761	$755,932
Costs and expenses:
Cost of revenue	96,274	68,308	358,903	241,584
Research and development	165,033	66,470	1,207,059	251,662
Sales and marketing	127,537	72,285	611,590	259,929
General and administrative	54,241	22,061	354,075	77,478
Total costs and expenses	443,085	229,124	2,531,627	830,653
Income (loss) from operations	(43,187)	44,060	(1,388,866)	(74,721)
Interest income	8,141	3,780	30,164	13,152
Interest expense and other income (expense), net	(133)	(621)	(2,137)	(995)
Income (loss) before provision for income taxes	(35,179)	47,219	(1,360,839)	(62,564)
Provision for income taxes	539	203	532	410
Net income (loss)	$(35,718)	$47,016	$(1,361,371)	$(62,974)
Less: Net income allocated to participating securities	—	(47,016)	—	—
Net income (loss) attributable to common stockholders	$(35,718)	$—	$(1,361,371)	$(62,974)
Net loss per share attributable to common stockholders, basic and diluted	$(0.06)	$—	$(3.24)	$(0.50)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	562,396	127,273	420,473	127,091

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(1,361,371)	$(62,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,791	20,859
Share-based compensation	1,377,781	14,859
Other	(3,990)	1,027
Changes in assets and liabilities:
Accounts receivable	(94,224)	(86,094)
Prepaid expenses and other assets	7,161	18,142
Operating lease right-of-use assets	32,378	18,492
Accounts payable	11,636	6,533
Accrued expenses and other liabilities	31,890	26,336
Operating lease liabilities	(28,395)	(17,549)
Net cash provided by (used in) operating activities	657	(60,369)
Investing activities
Purchases of property and equipment and intangible assets	(33,783)	(22,194)
Purchases of marketable securities	(1,075,875)	(518,711)
Sales of marketable securities	162,198	94,381
Maturities of marketable securities	360,959	561,087
Other investing activities	—	(500)
Net cash provided by (used in) investing activities	(586,501)	114,063
Financing activities
Proceeds from initial public offering, net of underwriters' discounts and commissions	1,573,200	—
Proceeds from exercise of stock options, net	41,344	671
Shares repurchased for tax withholdings on release of restricted stock units	(475,015)	—
Fees paid for revolving credit facility	—	(2,552)
Payment of deferred offering costs and other financing activities	(11,331)	(335)
Net cash provided by (used in) financing activities	1,128,198	(2,216)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	99	(157)
Net increase in cash, cash equivalents, and restricted cash	542,453	51,321
Cash, cash equivalents, and restricted cash, beginning of period	135,290	83,969
Cash, cash equivalents, and restricted cash, end of period	$677,743	$135,290
Supplemental cash flow information
Accrued property and equipment	$4,772	$1,884
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$76,387	$11,416

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets
Cash and cash equivalents	$649,666	$122,509
Restricted cash included in prepaid expenses and other current assets	2,738	1,057
Restricted cash	25,339	11,724
Total cash, cash equivalents, and restricted cash	$677,743	$135,290

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Share-based compensation by function:
Cost of revenue	$2,018	$15	$31,758	$83
Research and development	73,030	2,113	867,191	13,155
Sales and marketing	15,915	3	239,315	784
General and administrative	21,237	47	239,517	837
Total share-based compensation	$112,200	$2,178	$1,377,781	$14,859

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$—	$329	$199
General and administrative	290	304	1,166	526
Total amortization of acquired intangible assets	$384	$304	$1,495	$725

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$443,085	$229,124	$2,531,627	$830,653
Share-based compensation	(112,200)	(2,178)	(1,377,781)	(14,859)
Amortization of acquired intangible assets	(384)	(304)	(1,495)	(725)
Non-GAAP costs and expenses	$330,501	$226,642	$1,152,351	$815,069

Reconciliation of net income (loss) to non-GAAP net income (loss):
Net income (loss)	$(35,718)	$47,016	$(1,361,371)	$(62,974)
Share-based compensation	112,200	2,178	1,377,781	14,859
Amortization of acquired intangible assets	384	304	1,495	725
Non-GAAP net income (loss)	$76,866	$49,498	$17,905	$(47,390)

Non-GAAP net income (loss)	$76,866	$49,498	$17,905	$(47,390)
Less: Non-GAAP net income allocated to participating securities(1)	—	(49,498)	(17,905)	—
Non-GAAP net income (loss) attributable to common stockholders	$76,866	$—	$—	$(47,390)

Weighted-average shares outstanding for net loss per share, basic and diluted	562,396	127,273	420,473	127,091
Weighted-average dilutive securities(2)	77,165	—	—	—
Diluted weighted-average shares outstanding for Non-GAAP net income (loss) per share	639,561	127,273	420,473	127,091

Net loss per share	$(0.06)	$—	$(3.24)	$(0.50)
Non-GAAP net income (loss) per share	$0.12	$—	$—	$(0.37)

(1)Represents assumed noncumulative dividends on undistributed earnings that, if declared, would have been distributed to holders of our redeemable convertible preferred stock.
(2)Gives effect to potential common stock instruments such as stock options and unvested restricted stock units.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(35,718)	$47,016	$(1,361,371)	$(62,974)
Depreciation and amortization	8,295	5,444	27,791	20,859
Share-based compensation	112,200	2,178	1,377,781	14,859
Interest income	(8,141)	(3,780)	(30,164)	(13,152)
Interest expense and other (income) expense, net	133	621	2,137	995
Provision for income taxes	539	203	532	410
Adjusted EBITDA	$77,308	$51,682	$16,706	$(39,003)